AMENDMENT TO EMPLOYMENT AGREEMENT


                              Dated: April 11, 1996



         This Amendment amends an Employment Agreement dated as of September 8, 1995 (the "Agreement") by and between Consolidated Delivery & Logistics, Inc. (the "Company") and John Mattei (the "Executive").

     Background. The Executive has served as Chairman of the Board and Chief Executive Officer of the Company from its inception to date. The Board of Directors of the Company has determined that it would be preferable for the Executive to focus his duties on certain functions designated below in his role as Chairman of the Board of the Company, and that the Executive should not control day-to-day operations of the Company. The Board has also asked the Executive to agree to relinquish his title as Chief Executive Officer to facilitate the engagement by the Board of Directors of the Company of an individual who can serve as Chief Executive Officer. The parties also desire to reduce the term of the Agreement and amend the provisions with respect to severance. Article 16 of the Agreement requires all amendments to be in writing. The Executive is agreeable to these changes. Accordingly, the Agreement is modified as follows.

     Section 1. Term. The first two sentences of Section 1 of the Agreement are deleted and amended in their entirety as follows:

     "The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and conditions hereinafter provided, for a period commencing on November 27, 1995 (the "Commencement Date") and, subject to earlier termination pursuant to Section 5 hereof, continuing until January 3, 1997 (the "Term"). Upon the mutual agreement of the parties, the Term may be extended for additional one-year terms thereafter, in which case the "Term" shall be deemed to refer to the term of this Agreement as so extended."

The parties agree to commence discussions with respect to their intentions on extension of the Term 45 days prior to the end of the Term.

     Section 2. Position and Duties. The first sentence of Section 2 of the Employment Agreement is deleted in its entirety and replaced by the following:

     "During the Term, the Executive agrees to serve as a director and Chairman of the Board of the Company and will have such powers and duties as are commensurate with such position and as may be reasonably conferred upon him by the Board of Directors of the Company (the "Board") and the Executive Committee of the Board. Such powers and duties shall include being the head of the Company's mergers and acquisitions department and legal department (with all people serving in such departments reporting directly to him) and participation at a senior executive level in all institutional and shareholder relations, banking and capital raising activities. Further, until such time as the Board selects a new Chief Executive Officer, the Executive shall hold the title of Chief Executive Officer of the Company."


The Executive shall report only to the Executive Committee of the Board of Directors and/or the full Board and shall be subject to the control and direction of such bodies.

     Section 3. The first sentence of Section 3(a) of the Agreement is deleted and replaced by the following:

     (a) The Company  shall pay the  Executive a fixed salary at the rate of (i)
     (A) $200,000 per annum during the initial Term to November 27, 1996 and (B) $250,000 per annum from November 28, 1996 to January 3, 1997, and (ii) $250,000 per annum if the Term is extended ("Base Salary").

     Section 4. Section 5(a) (i) and (ii) are deleted and replaced by the following:

               (i) In the event the Executive's employment terminates either (a) during the Term due to a Without Cause Termination or a Constructive Discharge or (b) at the end of the initial Term (January 3, 1997) or any extended Term where both parties do not agree to renew the Agreement and extend the Term pursuant to Section 1 as amended or (c) by reason of Executive's death, Permanent Disability or retirement pursuant to the terms of any retirement plan maintained by the Company (a "Retirement Plan") (but not by reason of a Termination for Cause), the Company shall, as a death benefit or severance pay, as the case may be, and subject to the provisions of Section 6 below, pay to the Executive an amount in cash equal to $600,000, subject to paragraph
          (ii) below.

               (ii) The Company shall have the election to pay the foregoing sum in a lump-sum upon termination or in 36 equal monthly installments of principal commencing on the termination date ($16,667 each) plus interest at the floating rate of prime plus one per annum, provided however that the entire balance shall be immediately due and payable upon any Change of Control (as defined in Section 9) or upon a payment default by the Company of any monthly installment which continues for more than five (5) business days after notice is received from the Executive of non-payment. After such an event of default, the interest rate on the outstanding balance due shall increase to a floating rate equal to prime plus 3. Prime shall mean the prime or base rate of United Jersey Bank or, if different, the Company's principal lender at the date of default. The sum is also prepayable at the option of the Company without premium or penalty.


     Section 5. Stock Options. The Executive currently holds options to acquire 15,384 shares of the Company's Common Stock pursuant to options granted under the Company's Employee Stock Compensation Program. Notwithstanding any provision of his option agreement or the Program, the Company agrees that the term of any option vested at the date of termination of employment (which shall be deemed to be not less than 7,692 shares even if termination is at January 3, 1997) shall not expire until 30 days after all severance or death benefit payments (pursuant to Section 4 above) have been paid in full. The Executive acknowledges that he has received advice from independent personal counsel with respect to the tax impact of this provision.

     Section 6. Office. So long as he is the Chairman of the Company and the Company maintains its present office in Paramus, the Executive shall be entitled to occupy the same office as he currently occupies and receive the same level of secretarial and other support services as is provided to any other corporate executive at CDL. Further, if the office moves during the Term, he shall receive comparable offices in the new location.

     Section 7. Address. Section 10(a) of the Agreement is amended to change the address of the Company to Mack Centre IV, 61 Paramus Road, Paramus, New Jersey 07652.

     Section 8. Legal Fees. The Company shall reimburse the Executive for legal fees incurred in connection with this Amendment up to $6,500.

     Section 9. Indemnification. If there are any legal proceedings initiated against the Executive after the Term for actions by the Executive occurring in the course of his employment during the Term so as to entitle him to indemnification pursuant to the Company's by-laws, he shall be entitled to not less than equivalent rights with respect to indemnification as any other officer or director of the Company.

     Section 10. Prevailing Party. In any litigation pursuant to this Amendment, the prevailing party shall be entitled to an award of its reasonable counsel fees.

     Section 11. No Further Changes. Except as set forth herein, there shall be no other changes in the Agreement. This Amendment shall be effective upon approval by the Board of Directors of the Company.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has signed this Amendment, all as of the date first written above.

                                              CONSOLIDATED DELIVERY &
                                                LOGISTICS, INC.



                                              By:  /s/ William T. Brannan
                                                   ____________________________
                                                       William T. Brannan,
                                                         President


                                                   /s/ John Mattei
                                                  _____________________________
                                                       John Mattei